Exhibit 99.1
INSULET REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS
FY 2010 Revenue Increases 47% from FY 2009
Fourth Quarter 2010 Gross Margin Reaches 50%
CE Mark Submission Filed for Next Generation OmniPod
BEDFORD, MA, February 15, 2011 — Insulet Corporation (NASDAQ: PODD), the leader in tubing-free insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the fourth quarter and full year ended December 31, 2010.
Fourth Quarter Results
Fourth quarter 2010 revenue increased 37% to $27.8 million, compared to $20.2 million in the fourth quarter of 2009. On a sequential basis, revenue increased 9% from $25.5 million in the third quarter of 2010. Gross profit for the fourth quarter of 2010 was $13.8 million, representing a 50% gross margin, compared to a gross profit of $7.3 million, or a 36% gross margin, for the fourth quarter of 2009. On a sequential basis, gross profit increased 19% from $11.6 million in the third quarter of 2010.
Operating loss for the fourth quarter of 2010 was $9.7 million, a 19% improvement compared to operating loss of $12.0 million in the fourth quarter of 2009. Total operating expenses were $23.6 million in the fourth quarter of 2010, compared to $19.3 million in the fourth quarter of 2009. The fourth quarter of 2010 included a non-recurring impairment charge of $3.4 million related to certain manufacturing equipment no longer in use. Net interest expense was $11.1 million in the fourth quarter of 2010, compared to $3.6 million in the fourth quarter of 2009. The Company repaid its facility agreement with Deerfield Partners in full in December 2010 and recorded approximately $7 million of additional non-cash interest as part of the transaction. Net loss for the fourth quarter of 2010 was $20.9 million, or $0.50 per share, compared to a net loss of $15.5 million, or $0.44 per share, for the fourth quarter of 2009.
“In 2010 we celebrated Insulet’s ten-year anniversary and marked the milestone by achieving our key financial and commercial objectives for the year: strong revenue growth, impressive gross margin expansion and international product launch,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “We ended 2010 with approximately 25,000 customers enjoying the freedom of our easy-to-use, tubing-free insulin pump. In 2011, we look forward to continuing our track record of market leading innovation as we work towards the approval and launch of our next generation OmniPod. We have already submitted this smaller pod for CE Mark approval and expect to file for FDA approval in the coming months.”
Full Year Results
For the year ended December 31, 2010, revenue increased 47% to $97.0 million from $66.0 million for the year ended December 31, 2009. Gross profit for the full year 2010 was $43.7 million, representing a 45% gross margin, as compared to $18.3 million, or a 28% gross margin, in 2009.
Operating loss for the year ended December 31, 2010 was $38.6 million, an improvement of 35% as compared to an operating loss of $59.4 million in the year ended December 31, 2009. Total operating expenses were $82.4 million for the full year 2010, compared to $77.7 million for the full year 2009. Net interest expense was $22.5 million in 2010, compared to $13.0 million in 2009. The increase mainly reflects the recording of $7 million of non-cash interest expense to write-off remaining amortization of debt discounts and issuance costs in conjunction with the Company’s early repayment of its facility agreement with Deerfield Partners. Net loss for the year ended December 31, 2010 was $61.2 million, or $1.54 per share, compared to $72.3 million, or $2.43 per share, for the year ended December 31, 2009.
As of December 31, 2010, the Company had cash and cash equivalents of $113.3 million compared to $128.0 million at December 31, 2009.
Recent Highlights
•	In December 2010, the Company sold 3.45 million shares of its common stock at a price of $13.27 per share resulting in net proceeds to the Company of approximately $45.5 million. Approximately $33.3 million of the proceeds were used to repay all amounts outstanding under the Company’s facility agreement with Deerfield Partners approximately 21 months prior to its maturity. The early retirement of the facility agreement will result in a savings of about $5 million in cash interest expense.
•	The Company’s international distribution partner, Ypsomed Distribution AG, has or will soon introduce the OmniPod System to people living with Type I diabetes in seven countries including Germany, United Kingdom, France, the Netherlands, Sweden, Norway and Switzerland.
•	In February 2011, the Company submitted for CE Mark approval of its next generation OmniPod.

Guidance
For the full year 2011, the Company is estimating revenue to be in the range of $123 to $133 million and its operating loss to be in the range of $20 to $28 million. The Company is estimating revenue of $27.5 to $29.5 million in the first quarter of 2011.
Conference Call
Insulet will host a conference call on Tuesday, February 15, 2011 at 5:00PM Eastern time to discuss the Company’s fourth quarter and full year 2010 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial 800-510-9691 for domestic callers and 617-614-3453 for international callers. The passcode is 86943006. A replay of the conference call will be available two hours after the start of the call through February 22, 2011 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 57382597. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com.
Forward-Looking Statement
The 2010 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its expected revenue and operating losses, planned expansion in the U.S. and abroad, particularly with respect to its agreement with Ypsomed, product demand, the impact of the OmniPod System on the insulin pump market, regulatory matters and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform legislation; Insulet’s inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; international business risks; Insulet’s inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet’s current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet’s contract manufacturers or component suppliers to comply with FDA’s quality system regulations, the potential violation of federal or state laws prohibiting “kickbacks” or protecting patient health information, or any challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet’s manufacturing capacity at a single location in China and substantially all of Insulet’s inventory at a single location in Massachusetts; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet’s ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet’s distribution network; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in its Annual Report on Form 10-K, as amended, which was originally filed with the Securities and Exchange Commission on March 9, 2010 in the section entitled “Risk Factors,” and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. Through the OmniPod System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
Selected Financial Data
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
	(In thousands, except share and per share data)

Revenue	$27,767	$20,211	$96,966	$66,032
Cost of revenue	13,941	12,877	53,240	47,735

Gross profit	13,826	7,334	43,726	18,297
Operating expenses:
Research and development	5,459	3,350	16,566	13,231
General and administrative	6,288	7,267	26,667	26,842
Sales and marketing	8,394	8,677	34,695	37,583
Impairment of assets	3,410	—	4,431	—

Total operating expenses	23,551	19,294	82,359	77,656

Operating loss	(9,725)	(11,960)	(38,633)	(59,359)
Net interest expense	(11,133)	(3,578)	(22,526)	(12,985)

Net loss	$(20,858)	$(15,538)	$(61,159)	$(72,344)

Net loss per share basic and diluted	$(0.50)	$(0.44)	$(1.54)	$(2.43)

Weighted-average number of shares used in calculating net loss per share	42,050,678	35,164,348	39,607,899	29,727,106

As a result of the early extinguishment of our Facility Agreement entered into in March 2009 and amended in September 2009 and June 2010, net interest expense in the three months and year ended December 31, 2010 includes approximately $7.0 million related to the write-off of the debt discount and deferred financing costs and $0.7 million related to an early payment penalty.

CONDENSED CONSOLIDATED BALANCE SHEET DATA:

	As of
	December 31,
	2010	2009
	(Unaudited)
	(In thousands, except share and per share data)

ASSETS
Current Assets
Cash	$113,274	$127,996
Accounts receivable, net	16,841	14,962
Inventories	11,430	10,086
Prepaid expenses and other current assets	912	1,260

Total current assets	142,457	154,304
Property and equipment, net	12,522	15,482
Other assets	1,254	3,072

Total assets	$156,233	$172,858

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$4,895	$5,870
Accrued expenses	9,808	9,973
Deferred revenue	4,247	3,970

Total current liabilities	18,950	19,813
Long-term debt, net of current portion	69,433	89,136
Other long-term liabilities	1,619	1,999

Total liabilities	90,002	110,948
Stockholders’ equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at December 31, 2010 and 2009. Issued: zero shares at December 31, 2010 and 2009	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at December 31, 2010 and 2009.
Issued: 45,440,839 and 37,755,254 shares at December 31, 2010 and 2009, respectively	45	39
Additional paid-in capital	450,039	384,565
Accumulated deficit	(383,853)	(322,694)

Total stockholders’ equity	66,231	61,910

Total liabilities and stockholders’ equity	$156,233	$172,858